Ashland Partners & Company LLP	525 Bigham Knoll, Suite 200 Jacksonville, OR 97550 541.857.8800 Fax: 541.779.5660 www.ashlandpartners.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the WCM Focused International Fund Investor Class Prospectus dated August 31, 2011 in regard to our verification of WCM Investment Management's compliance with the Global Investment Performance Standards (GIPS®).

/s/ Jessica Parker

Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
August 30, 2011

GIPS® Verification & Compliance Consultation